Exhibit 99.1

Acorda Therapeutics® Announces Completion of Enrollment in Fampridine-SR Clinical Trial in Multiple Sclerosis and Expansion of Sales Force for Zanaflex Capsules™

HAWTHORNE, NY, March 3, 2006 – Acorda Therapeutics, Inc. (Nasdaq: ACOR) announced today it has completed enrollment of its Phase 3 clinical trial of Fampridine-SR in multiple sclerosis. The study, which is based on a Special Protocol Assessment (SPA) issued by the Food and Drug Administration (FDA), is evaluating the safety and efficacy of Fampridine-SR in improving walking ability in people with MS.

The primary outcome measure for the study is an improvement in walking ability; secondary outcomes include measurements of leg strength and muscle spasticity. Data from this trial are expected in the third quarter of 2006.

Acorda also announced that it has expanded its in-house, specialty sales force for Zanaflex Capsules™ (tizanidine hydrochloride) from 14 to 32.  The increased sales force will continue to focus on the neurology and physical medicine and rehabilitation markets.

Zanaflex Capsules™ are a short-acting drug approved for the management of spasticity.  For full prescribing information, please go to www.zanaflexcapsules.com.

Forward Looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, regarding management’s expectations, beliefs, goals, plans or prospects should be considered forward-looking.  These statements are subject to risks and uncertainties that could cause actual results to differ materially, including Acorda Therapeutics’ ability to successfully market and sell Zanaflex Capsules, the risk of unfavorable results from the Phase 3 clinical trial of Fampridine-SR, delays in obtaining or failure to obtain FDA approval of Fampridine-SR, competition, the ability to obtain additional financing to support Acorda Therapeutics’ operations, unfavorable results from its preclinical programs and failure to protect its intellectual property or to defend against the intellectual property claims of others.  These and other risks are described in greater detail in Acorda Therapeutics’ filings with the Securities and Exchange Commission.  Acorda Therapeutics may not actually achieve the goals or plans described in its forward-looking statements, and investors should not place undue reliance on these statements.  Acorda Therapeutics disclaims any intent or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

About Acorda Therapeutics

Acorda Therapeutics is a commercial-stage biopharmaceutical company dedicated to the identification, development and commercialization of novel therapies that improve neurological function in people with multiple sclerosis, spinal cord injury and other disorders of the central nervous system. Acorda currently markets Zanaflex Capsules for the management of spasticity. The Company’s lead product candidate, Fampridine-SR, is in a Phase 3 clinical trial for the improvement of walking ability in persons with multiple sclerosis.

CONTACTS:

Erica Wishner

Acorda Therapeutics

(914) 347-4300 ext. 162

ewishner@acorda.com